UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13D-1(a)

AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13D-2(a)

(Amendment No. 2)

Emerson Radio Corp.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

291087203

(CUSIP Number)

Eleanor Ann Crosthwaite

12th Floor, The Grande Building

398 Kwun Tong Road

Kowloon, Hong Kong

(852) 97743970

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With copies to:

September 26, 2017

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Sino Bright Enterprises Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Grosvenor Fair Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Barrican Investments Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) McVitie Capital Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Airwave Capital Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) The Ho Family Trust Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Ho Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Accolade (PTC) Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 291087203

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Christopher Ho Wing On
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canadian
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Item 1. Security and Issuer.

Item 1 is hereby amended and restated in its entirety to read as follows:

This Amendment No. 2 (this “Amendment No. 2”) amends and supplements the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2016 (the “Initial Statement”), as amended by Amendment No. 1 on September 21, 2017 (“Amendment No. 1”, and together with the Initial Statement and Amendment No. 2, the “Statement”) by the Reporting Persons with respect to the common stock, par value $0.01 per share (the “Emerson Shares”), of Emerson Radio Corp. (“Emerson”). Emerson’s principal executive offices are located at 3 University Plaza, Suite 405, Hackensack, New Jersey 07601. Except as specifically provided herein, this Amendment No. 1 does not modify any of the information previously reported in the Initial Statement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Initial Statement, unless otherwise defined herein.

Item 4. Purpose of Transaction.

Item 4 is hereby amended and supplemented as follows:

On September 26, 2017, Sino Bright consummated the Sale Transaction referenced above. After giving effect to the Sale Transaction, THFTL no longer beneficially controls the voting and disposition of the Emerson Shares beneficially owned by Grande Holdings.

Item 5. Interest in Securities of the Issuer.

Item 5(a) is hereby amended and restated to read as follows:

(a) As of the date hereof, each of the Reporting Persons owns zero (0) Shares of Emerson and may no longer be deemed the beneficial owner of any Shares of Emerson.

Item 5(e) is hereby amended and restated to read as follows:

(e) As of September 26, 2017, the Reporting Persons ceased to be the beneficial owners of more than five percent of the common stock of Emerson.

Item 7. Material to Be Filed as Exhibits.

Item 7 of this Statement is hereby supplemented by adding the following exhibit:

Exhibit 4: Announcement by The Grande Holdings Limited, dated September 28, 2017.**

**	Filed herewith.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MR. CHRISTOPHER HO WING ON

Dated: October 2, 2017	/s/ Christopher Ho

ACCOLADE (PTC) INC.

Dated: October 2, 2017	By:	/s/ Eleanor Crosthwaite
	Name:	Eleanor Crosthwaite
	Title:	Director

HO FAMILY TRUST
By: Accolade (PTC) Inc., its Trustee

Dated: October 2, 2017	By:	/s/ Eleanor Crosthwaite
	Name:	Eleanor Crosthwaite
	Title:	Director

THE HO FAMILY TRUST LIMITED
By: Accolade (PTC) Inc., its Director

Dated: October 2, 2017	By:	/s/ Eleanor Crosthwaite
	Name:	Eleanor Crosthwaite
	Title:	Director

AIRWAVE CAPITAL LIMITED
By: The Ho Family Trust Limited, its Director
By: Accolade (PTC) Inc., its Director

Dated: October 2, 2017	By:	/s/ Eleanor Crosthwaite
	Name:	Eleanor Crosthwaite
	Title:	Director

BARRICAN INVESTMENTS CORPORATION
By: The Ho Family Trust Limited, its Director
By: Accolade (PTC) Inc., its Director

Dated: October 2, 2017	By:	/s/ Eleanor Crosthwaite
	Name:	Eleanor Crosthwaite
	Title:	Director

MCVITIE CAPITAL LIMITED
By: The Ho Family Trust Limited, its Director
By: Accolade (PTC) Inc., its Director

Dated: October 2, 2017	By:	/s/ Eleanor Crosthwaite
	Name:	Eleanor Crosthwaite
	Title:	Director

GROSVENOR FAIR LIMITED
By: The Ho Family Trust Limited, its Director
By: Accolade (PTC) Inc., its Director

Dated: October 2, 2017	By:	/s/ Eleanor Crosthwaite
	Name:	Eleanor Crosthwaite
	Title:	Director

SINO BRIGHT ENTERPRISES CO., LTD.
By: The Ho Family Trust Limited, its Director
By: Accolade (PTC) Inc., its Director

Dated: October 2, 2017	By:	/s/ Eleanor Crosthwaite
	Name:	Eleanor Crosthwaite
	Title:	Director